Exhibit 16.1

2348 Sunset Point Rd. Suite B Clearwater, FL 33765 Telephone: 727.444.0931 855.334.0934 Toll free

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

November 2, 2015

We have read the statements included in the Form S-1 dated November 2, 2015, of Killer Waves Hawaii, Inc, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained under the heading “Changes in Our Certifying Accountant,” insofar as they relate to our firm.

Very truly yours,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants
Clearwater, Florida